EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                           iGAMES ENTERTAINMENT, INC.


      Pursuant to the Nevada Revised Statutes, the undersigned, being the President of iGames Entertainment, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), bearing file number 18440-2001, does hereby amend the Corporation's Articles of Incorporation and certifies that the following resolutions were adopted pursuant to the authority of the Board of Directors and the holders of a majority of the issued and outstanding capital stock of the Corporation, which such majority was sufficient for stockholder approval of this Amendment, as required by Sections 78.315, 78.320 and 78.390 of the Nevada Revised Statutes:

      1. RESOLVED, that the number of authorized shares of the Corporation's common stock is currently 10,000,000 shares with a par value of $.001 per share, of which 8,230,000 shares are presently issued and outstanding.

      2. RESOLVED, that Article IV of the Corporation's Articles of Incorporation be and hereby is deleted in its entirety and substituted with the following:

                                   ARTICLE IV
                                 SHARES OF STOCK

      Section 4.01 Number and Class. The maximum number of shares that this corporation shall be authorized to issue and have outstanding at any one time shall be 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. The Common Stock and the Preferred Stock may be issued from time to time without further action by the stockholders. The Common Stock and the Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

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      Section 4.02 No Preemptive Rights. Holders of the Common Stock or the
Preferred Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion may determine from time to time.

      Section 4.03 Assessment of Shares. The Common Stock or the Preferred Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular manner.

      3. RESOLVED, that the number of shares of the Corporation's capital stock shall now be 50,000,000 shares of common stock, par value $.001 per share, of which 8,230,000 shares will be duly issued and outstanding, and 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares will be duly issued and outstanding.

      IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of February 14, 2002.



                                          ________________________
                                          Michael Rideman, President



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